Exhibit 99.2

Summary of Waiver and Consent executed by 1st Pacific Bank of California, and Final Order issued by the California Department of Financial Institutions

Under the Final Order, 1st Pacific Bank of California (the “Bank”) agreed, among other things: (1) to submit various plans to the California Department of Financial Institutions (“DFI”) to (a) strengthen board oversight of the management and operations of the Bank, (b) strengthen the Bank’s management of commercial real estate, (c) improve the Bank’s position through collecting repayment of past due loans, (d) maintain an adequate allowance for loan and lease losses (“ALLL”), (e) improve earnings within a budget for 2010, (f) improve the management of the Bank’s liquidity and funds management practices, and (g) account for adverse scenario planning and identify and quantify available sources of liquidity for each scenario; (2) to revise the Bank’s appraisal review program; (3) to not extend or renew credit in certain circumstances; (4) to charge-off certain assets deemed by the DFI to be a loss; (5) to maintain a sound process for determining, documenting and recording an adequate ALLL; (6) to increase the Bank’s capital and maintain certain capital ratios; (7) to suspend the payment of dividends without regulatory approval; (8) to not incur any debt or redeem any shares of stock without regulatory approval; (9) to comply with certain notice provisions to the DFI before changing directors or officers or the responsibilities of any of the same; (10) to not establish any new branches; and (11) to submit quarterly reports.

The foregoing is only a summary of the terms of the Final Order.